CounterPath to Trade on Toronto Stock Exchange

VANCOUVER, BC, Canada — August 16, 2012 — CounterPath Corporation (“CounterPath” or the “Company”) (NASDAQ: CPAH) (TSX-V: CCV), an award-winning provider of desktop and mobile VoIP software products and solutions, today announced that its common stock will commence trading on the Toronto Stock Exchange (“TSX”) on August 20, 2012 under the symbol “CCV”. The Company will not issue any additional shares in connection with the TSX listing. The Company will retain its listing on NASDAQ under the trading symbol "CPAH”.

“Graduating from the TSX Venture Exchange to the Toronto Stock Exchange is another milestone for CounterPath, following on the heels of our NASDAQ listing,” said Donovan Jones, President and CEO of CounterPath. “This graduation reflects our Company’s growth and strong financial results, and further underscores our commitment to the Canadian capital markets and our Canadian investor base.”

In recognition of this achievement, CounterPath will open trading on Toronto Stock Exchange on August 28, 2012. The Toronto Stock Exchange market opening ceremony will take place from 9:00 am to 9:30 am ET.

About CounterPath

CounterPath’s SIP-based VoIP softphones are changing the face of telecommunications. An industry and user favorite, Bria softphones for desktop and mobile devices, together with the company’s server applications and Fixed Mobile Convergence (FMC) solutions, enable service providers, OEMs and enterprises large and small around the globe to offer a seamless and unified communications experience across both fixed and mobile networks. Standards-based, cost-effective and reliable, CounterPath’s award-winning solutions power the voice and video calling, messaging, and presence offerings of customers such as Alcatel-Lucent, AT&T, Verizon, BT, Mobilkom Austria, Rogers, Avaya, BroadSoft, Cisco Systems, GENBAND, Metaswitch Networks, Mitel and NEC. For more information, visit www.counterpath.com.

Disclaimer: Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contacts:
David Karp
Chief Financial Officer, CounterPath
dkarp@counterpath.com
(604) 628-9364

Craig Armitage
Equicom Group
carmitage@equicomgroup.com
(416) 815-0700 x278